Exhibit 99

Ameron International Corp. Announces Quarterly Dividend of $.25 Per Share and Annual Meeting on March 26, 2008

PASADENA, Calif.--(BUSINESS WIRE)--The Board of Directors of Ameron International Corporation (NYSE:AMN) declared a quarterly dividend of 25 cents per share of common stock payable February 19, 2008 to stockholders of record on January 24, 2008 and established February 12, 2008 as the record date in connection with its Annual Meeting of Stockholders which will be held on Wednesday, March 26, 2008.

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

Cautionary statement for purposes of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation (“Ameron” or the “Company”) are forward-looking and reflect the Company’s current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron’s businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron’s results. Forward-looking statements represent the Company’s judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, President and
Chief Executive Officer
Gary Wagner, Executive Vice President,
Chief Operating Officer
James R. McLaughlin, Senior Vice President,
Chief Financial Officer
Telephone: 626-683-4000